VOTING AGREEMENT

     This Agreement is entered into this 30th day of April, 2003, by and between Developed Technology Resource, Inc., a Minnesota corporation (the "Company"), the shareholders of the Company named on the signature page of this Agreement (the "Shareholders" or, individually, the "Shareholder"), and Peter L. Hauser ("Hauser").

                                    Recitals
                                    --------

     A. On April 18, 2003, the Company, NP Acquisition Corp., a wholly owned subsidiary of the Company, GelStat Corp. and the Shareholders, entered into an Agreement and Plan of Merger (the "Merger Agreement"), whereby NP Acquisition Corp. and GelStat Corporation are to merge (the "Merger").

     B. On this date, NP Acquisition Corp. and GelStat Corporation executed Articles of Merger providing for the Merger.

     C. At the Effective Time, as defined in the Merger Agreement, the Shareholders will own the number of shares of the Company's common stock as set forth on the signature page of this Agreement, consisting of an aggregate of 1,474,530 shares.

     D. As a condition precedent to the Merger, the Company has required that the Shareholders enter into an agreement with Hauser, requiring them to vote their shares of the Company's common stock to elect Hauser, or his designee, to the Board of Directors of the Company, as set forth in this Agreement.

                                    Agreement
                                    ---------

     NOW, THEREFORE, in consideration of the foregoing, and the mutual covenants contained herein, the parties hereto agree as follows:

     1. DEFINITIONS. The following words and phrases shall have the meanings ascribed below:

          a. "Capital Stock" shall mean the voting capital stock of the Company of all classes, including without limitation, the Company's common stock, whether now owned or hereafter acquired.

          b. "Board of Directors" shall mean the Board of Directors of the Company.

          c. "Meeting" shall mean any lawfully called and held meeting of the Holders of Capital Stock at which the establishment of the number of members of the Board of Directors or the election of members to the Board of Directors is placed for consideration before such Holders.

          d. "Action by Consent" shall mean any action taken in writing in lieu of a Meeting by Holders of Capital Stock which constitutes a meeting under the laws of the state of Minnesota.

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          e. A "Holder"  or  "Holders"  is a person or persons who is or are the record holders of the Capital Stock as recorded on the books of the Company as of any relevant date. For the purpose of Section 2 of this Agreement, each Shareholder will also be deemed to be the Holder of any Capital Stock over which he, she or it exercises voting control.

     2. OBLIGATION TO VOTE SHARES. At the next Meeting, Shareholders will, or cause any proxy designated by each such Shareholder to, cast his, her or its votes as a Holder in favor of (i) not less than a three or more than a seven member Board of Directors of the Company, (ii) an amendment to the Bylaws of DTR establishing a class of members of the Board of Directors consisting of one independent member to serve for a term of four years or until the election of a successor at any Meeting held in 2007, and (iii) Hauser to serve as the member of the class of members of the Board of Directors which may be elected for a four-year term. The obligation of the Shareholder to cast his, her or its votes, includes the obligation to use his, her or its best efforts to appear in person or by proxy at each Meeting, and to cast all votes which he, she or it is then entitled to cast. The obligation of each Shareholder under this provision shall terminate following any Meeting at which Hauser is elected to serve as a member of the Board of Directors for a four-year term as provided above.

     3. NO SALE OR IMPAIRMENT OF STOCK. During the term of the Shareholders' obligations hereunder, no Shareholder will sell, assign, pledge or otherwise encumber, or enter into any agreement to sell, assign, pledge or otherwise encumber, his, her or its shares of Capital Stock, or any interest therein, or enter into any voting or other agreement or execute any proxy, which would preclude, limit or impair his, her or its performance of the terms of this Agreement, except as approved by Hauser or as otherwise permitted hereunder.

     4. EQUITABLE REMEDIES. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, Hauser and the Company shall be entitled to equitable relief, including injunctive relief, to prevent or rectify any breach of this Agreement and to enforce specifically the terms and provisions hereof in any court the jurisdiction of which the parties are or have consented to be subject as provided hereunder, this being in addition to any other remedy to which they are entitled at law or in equity.

     5. EXPENSES. In the event the Company or any Shareholder is found to have breached any material provision of this Agreement by a court of competent jurisdiction, or any arbitrator or other fact finder agreed to by the parties hereto, the Company and the Shareholders will be jointly and severally liable to Hauser for his reasonable costs and expenses (including reasonable attorney's fees), incurred in connection with such breach and his attempts to seek a remedy therefor.

     6. SEVERABILITY. If any provision of this Agreement or the application of any such provision shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof and the parties hereto intend that there shall be added as part of this Agreement a valid, legal and enforceable provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible or practicable under the circumstances.

     7. ADDITIONAL DOCUMENTS. Each party hereto agrees to execute and deliver, or cause to be executed and delivered, such additional instruments, certificates and other documents, and to take such

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

other action as may be necessary or advisable in order to carry out the terms and provisions of this Agreement.

     8. NOTICES. To be effective, all notices, consents, designations, statements or other communications required or permitted hereunder shall be in writing. A written notice or other communication shall be deemed to have been given hereunder (i) if delivered by hand, when the notifying party delivers such notice or other communication to all other parties to this Agreement, (ii) if delivered by overnight delivery service, on the second business day following the date such notice or other communication is timely delivered to the overnight courier, (iii) if delivered by telecopier on the first business day following the date such notice or communication is transmitted, or (iv) if delivered by mail, on the fourth business day following the date such notice or other communication is deposited in the U.S. mail by certified or registered mail addressed to the other party, whichever occurs earlier. Mailed or telecopied communications shall be directed as follows unless written notice of a change of address or telecopier number has been given in writing in accordance with this Section.

     If to the Company:       Developed Technology Resource, Inc.
                              1650 West 82nd Street, Suite 1040
                              Bloomington, MN  55431

     If to Hauser:            Peter L. Hauser
                              16913 Fing Court
                              Lakeville, MN  55044

     If to the Shareholders:  At the addresses set forth on the signature page.

     9. GOVERNING LAW AND VENUE. This Agreement shall be governed and construed according to the law of Minnesota as to contracts to be wholly performed within that state. Any actions or proceeding that any party brings for equitable relief under this Agreement shall be brought only in the state or federal courts in Minnesota and the parties agree to the exclusive jurisdiction of such courts for any such action or proceeding.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


DEVELOPED TECHNOLOGY RESOURCE, INC.

By: _____________________________        _______________________________________
                                                      Peter L. Hauser

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

SHAREHOLDERS:


____________________________________           Address:
Stephen C. Roberts                             1650 West 82nd Street, Suite 1040
Number of Shares owned:  522,393               Bloomington, MN  55431


____________________________________           Address:
James Higgins                                  1326 Schofield Avenue
Number of Shares owned:  220,730               Schofield, WI  54476


____________________________________           Address:
Russell W. Mitchell                            1326 Schofield Avenue
Number of Shares owned:  728,407               Schofield, WI  54476


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